FILED PURSUANT TO RULE 433

FILE NO. 333-165904

Issuer Free Writing Prospectus dated November 5, 2012 relating to the

Preliminary Prospectus Supplement dated October 29, 2012

and to the Prospectus dated April 5, 2010

SOUTHERN COPPER CORPORATION

US$300,000,000 3.500% NOTES DUE 2022

US$1,200,000,000 5.250% NOTES DUE 2042

This term sheet relates to the notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated October 29, 2012 and the prospectus dated April 5, 2010 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes.

Issuer:	Southern Copper Corporation (the “Issuer”)

Security Description:	3.500% notes due 2022 (the “2022 notes”)
5.250% notes due 2042 (the “2042 notes”)

Transaction Type:	SEC Registered

Currency:	US Dollars

Total Principal Amount:	The 2022 notes: US$300,000,000
The 2042 notes: US$1,200,000,000

Offering Price:	The 2022 notes: 99.657%
The 2042 notes: 98.207%

Underwriting Discount:	The 2022 notes: 0.300%
The 2042 notes: 0.400%

Net Proceeds to Issuer

(before expenses):	The 2022 notes: US$298,071,000
The 2042 notes: US$1,173,684,000

Maturity:	The 2022 notes: November 8, 2022
The 2042 notes: November 8, 2042

Coupon:	The 2022 notes: 3.500%
The 2042 notes: 5.250%

Benchmark Treasury:	The 2022 notes: 1.625% due August 15, 2022
The 2042 notes: 3.000% due May 15, 2042

Benchmark Treasury Yield:	The 2022 notes: 1.691%
The 2042 notes: 2.871%

Spread to Benchmark Treasury:	The 2022 notes: + 185.0 bps
The 2042 notes: + 250.0 bps

Yield to Maturity:	The 2022 notes: 3.541%
The 2042 notes: 5.371%

Expected Issue Ratings[1]:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)

Use of Proceeds:	Net proceeds of the offering are expected to be used for general corporate purposes, including the financing of the Issuer’s capital expenditure program

Interest Payment Dates:	May 8 and November 8 of each year, commencing on May 8, 2013

Day Count Convention:	30/360

Trade Date:	November 5, 2012

Settlement Date:	November 8, 2012

CUSIP/ISIN:	The 2022 notes:
CUSIP: 84265V AF2
ISIN: US84265VAF22

The 2042 notes:
CUSIP: 84265V AG0
ISIN: US84265VAG05

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The 2022 notes: Make-whole call at UST + 27.5 basis points
The 2042 notes: Make-whole call at UST + 37.5 basis points

Listing:	The Issuer has applied to list the notes on the Global Exchange Market of the Irish Stock Exchange Limited

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Governing Law:	State of New York

Joint Bookrunners and Joint

Lead Managers:	HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

* * *

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number of the Issuer’s registration statement is No. 333-165904. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting HSBC Securities (USA) Inc., toll-free at 1-866-811-8049; Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Investment Banking Division, telephone: 1-866-718-1649 or by facsimile: 212-507-8999; Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322.

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